Global Axcess Corp Announces $1.2 Million Refinancing Deal

- Company Reduces 2010 Working Capital Requirements by Extending Maturity of Debt Maturing in October 2010 -

JACKSONVILLE, Fla., December 29, 2009 /PRNewswire-FirstCall/ — Global Axcess Corp (OTC Bulletin Board: GAXC - News; the "Company"), an independent provider of self-service kiosk solutions, today announced that it has refinanced $1.2 million in 9% debenture notes due in October 2010. The refinancing reduces the Company’s working capital requirements for 2010 by extending the maturity date of the notes by 15 months without any pre-payment penalty.

The transaction is related to subordinated, unsecured debentures of approximately $1.2 million provided by certain stockholders with interest-only payments made quarterly at a rate of 9%, with balloon payments previously due October 28, 2010. Under the new terms, the note will be a three-year amortization with a balloon payment due January 31, 2012 carrying an interest rate of 4.96%. A loan from SunTrust Bank (“SunTrust“) has been used to pay off the debt. As a result of the early repayment of these notes, the Company expects approximately $40,000 in 2010 interest savings due to the lower interest rate of the loan.  Additionally, there will be the elimination of warrants for 345,000 shares of the Company’s common stock which were issued in relation to these notes.

Mr. George McQuain, Chief Executive Officer of Global Axcess, stated, "We appreciate the confidence that our business partner, SunTrust, has shown in the Company by extending this loan, especially during the current challenging economic environment.  Refinancing the $1.2 million debt will allow us to allocate more of our 2010 working capital towards revenue growth initiatives.”

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of self-service kiosk services in the United States. The Company provides turnkey ATM and other self-service kiosk management solutions that include cash and inventory management, project and account management services. Global Axcess Corp currently owns, manages or operates more than 4,500 ATMs and other self-service kiosks in its national network spanning 43 states.  For more information on the Company, please visit http://www.globalaxcess.biz.

Investor Relations Contacts:
Sharon Jackson: 904-395-1149
IR@GAXC.biz

Hayden IR:
Brett Maas or Jeff Stanlis: (646) 536-7331
Brett@haydenir.com / Jeff@haydenir.com

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

This press release may contain forward-looking statements. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should," or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause the Company's actual results to differ materially from the results indicated by these forward-looking statements. For a list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1 of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 3, 2009, and other filings that have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements are current only as of the date they are made.

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7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz